Exhibit 99.1

MARINEMAX REPORTS RECORD THIRD QUARTER RESULTS

~Revenue Grew 30%; Approaches $500 Million~

~37% Same-Store Sales Growth~

~Earnings Per Share Grows 88% to $1.58~

~Nine-Months Thru June Revenue Exceeds $1.1 billion~

~Nine-Months Thru June Earnings Per Share Increases 77% to $2.23~

~Digital Investments Drive Record Lead Generation~

CLEARWATER, FL, July 23, 2020 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its third quarter ended June 30, 2020.

Revenue grew approximately 30% to $498.3 million for the quarter ended June 30, 2020, from $383.5 million for the comparable quarter last year. The increase was driven by same-store sales growth of 37% which was on top of a 3% increase in the comparable period last year. Net income for the quarter ended June 30, 2020, grew over 83% to $34.9 million, compared to $19.1 million last year, while earnings per diluted share increased over 88% to $1.58, compared to $0.84 in the comparable quarter last year.

For the nine months ended June 30, 2020, revenue increased approximately 20% to $1.1 billion compared with $929.0 million for the same period last year. Same-store sales were up approximately 22%, on top of 5% growth for the comparable period last year. Net income for the nine months ended June 30, 2020, rose over 67% to $49.1 million, or $2.23 per diluted share, compared with $29.3 million, or $1.26 per diluted share for the comparable period last year.

W. Brett McGill, Chief Executive Officer and President stated, “Generating same-store sales growth of 37% driven by unit growth, clearly demonstrates the strength and flexibility of our business model and the MarineMax Team.  Our team worked hard to overcome unprecedented uncertainty in the quarter, while generating record results, as we accomplished our goal of uniting our customers and their families on the water, safely.  Our digital investments further enhanced our lead visibility and created significant efficiencies in our sales efforts, while increasing our on-line presence.  Overall, we added new customers to boating and to our data base, adding a layer of future growth potential that should benefit us long-term.”

Mr. McGill continued, “With one of the strongest balance sheets in the industry, we remain well capitalized to make strategic accretive acquisitions to further enhance our geographic presence, to add to our marina strategy and to further grow our higher margin businesses. To that point, we were pleased to recently add super yacht powerhouse Northrop & Johnson.  Together with Fraser Yachts, this unified combination provides us unrivaled global scale, while further diversifying MarineMax into higher margin, digitally focused businesses.  Although the entire industry is lean on inventory due to the strong demand for the boating lifestyle, our deep manufacturer relationships, flexible inventory management and valuable real estate locations positions us well to continue to take share.  I am proud of our ability to be nimble and disciplined, creating exceptional customer experiences while driving record results in our traditionally largest quarter.”

At June 30, 2020, the Company’s liquidity exceeded $180 million consisting of cash and cash equivalents along with availability under its credit facility, before considering its sizable unleveraged real estate portfolio.

~more~

As the COVID-19 pandemic is complex and evolving rapidly, the Company will continue to monitor ongoing developments and respond accordingly. The Company continues to comply with orders of local and state governments in all jurisdictions in which it operates to help ensure the safety of its team members and customers.

Fiscal 2020 Guidance

As previously disclosed, the Company withdrew its prior 2020 guidance given the continued significant uncertainties related to COVID-19.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Hatteras, Azimut Yachts, Benetti, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, MasterCraft, MJM Yachts, NauticStar, Scout, Sailfish, Scarab Jet Boats, Tige, Yamaha Jet Boats, Aquila, Aviara, and Nautique. MarineMax sells new and used recreational boats and related marine products and services, as well as provides yacht brokerage and charter services. MarineMax currently has 59 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas. MarineMax also owns Fraser Yachts Group and Northrop & Johnson, leading superyacht brokerage and luxury yacht services companies with operations in multiple countries. The Company also owns and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the third quarter ended June 30, 2020; the Company's capital position to make strategic accretive acquisitions; the Company's positioning to take customer share; and the COVID-19 pandemic and the Company's monitoring of it.  These statements are based on current expectations, forecasts, risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions and uncertainties include the Company’s ability to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the impacts (direct and indirect) of COVID-19 on the Company’s business, the Company’s employees, the Company’s manufacturing partners, and the overall economy, general economic conditions, as well as those within the Company's industry, the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, the continued recovery of the industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2019 and other filings with the Securities and Exchange Commission.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
	Michael H. McLamb	Investors:
	Chief Financial Officer	Brad Cohen or Dawn Francfort
	727.531.1700	ICR, LLC.
	Media:	investorrelations@marinemax.com
Abbey Heimensen
MarineMax, Inc.

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$498,304	$383,494	$1,110,951	$929,017
Cost of sales	374,851	285,784	828,704	693,627
Gross profit	123,453	97,710	282,247	235,390

Selling, general, and administrative expenses	74,838	68,968	208,284	187,436
Income from operations	48,615	28,742	73,963	47,954

Interest expense	2,133	2,936	8,490	8,485
Income before income tax provision	46,482	25,806	65,473	39,469

Income tax provision	11,555	6,719	16,422	10,169
Net income	$34,927	$19,087	$49,051	$29,300

Basic net income per common share	$1.62	$0.86	$2.28	$1.30

Diluted net income per common share	$1.58	$0.84	$2.23	$1.26

Weighted average number of common shares used in computing net income per common share:

Basic	21,499,408	22,243,895	21,491,117	22,619,802
Diluted	22,045,900	22,821,202	21,965,355	23,212,983

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30,	June 30,
	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$86,919	$71,618
Accounts receivable, net	69,478	49,104
Inventories, net	314,096	434,729
Prepaid expenses and other current assets	11,133	11,221
Total current assets	481,626	566,672

Property and equipment, net	141,897	143,318
Operating lease right-of-use assets, net	39,279	—
Goodwill and other intangible assets, net	65,404	38,607
Other long-term assets	7,754	6,810
Total assets	$735,960	$755,407
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$39,441	$31,601
Customer deposits	30,106	24,262
Accrued expenses	47,775	37,359
Current operating lease liabilities	7,262	—
Short-term borrowings	147,049	289,842
Total current liabilities	271,633	383,064
Noncurrent operating lease liabilities	34,248	—
Deferred tax liabilities, net	4,221	1,284
Long-term liabilities	833	1,273
Total liabilities	310,935	385,621
STOCKHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	28	27
Additional paid-in capital	276,606	269,554
Accumulated other comprehensive loss	(130)	—
Retained earnings	252,116	195,770
Treasury stock	(103,595)	(95,565)
Total stockholders’ equity	425,025	369,786
Total liabilities and stockholders’ equity	$735,960	$755,407